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                                                                  Exhibit(h)(11)

(JPMORGAN LOGO)

     SECURITIES LENDING AGREEMENT ("Lending Agreement"), dated as of November 8, 2005, between The Performance Funds Trust ("Lender"), acting on behalf of one or more of its participating portfolios (each a "Portfolio") listed on Exhibit A (and as the same may be amended from time to time by agreement of the parties), having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, OH 43219 and JPMorgan Chase Bank, National Association ("Lending Agent"), having a principal place of business at 270 Park Avenue, New York, New York 10017-2070.

     It is hereby agreed as follows:

Section 1 - Definitions

     Unless the context clearly requires otherwise, the following words shall have the meanings set forth below when used herein:

     a) "Account(s)" shall mean the securities account(s) established and maintained by Trustmark National Bank ("Custodian") on behalf of Lender (in respect of each Portfolio) pursuant to a separate agreement ("Agreement for Custody'), dated as of May 19, 1992, as amended, between Custodian and Lender - (on behalf of each Portfolio), which provides, inter alia, for the safekeeping of Securities received by Custodian from time to time on behalf of Lender (for the relevant Portfolio).

     b) "Affiliate" shall mean an entity controlling, controlled by, or under common control with, Lending Agent.

     c) "Agreement for Custody" shall have the meaning assigned in the definition of Account.

     d) "Authorized Investment" shall mean any type of instrument, security, participation or other property in which Cash Collateral may be invested or reinvested, as described in Section 5(e) hereof and Appendix 1 hereto (and as such Appendix may be amended from time to time by written agreement of the parties).

     e) "Authorized Person" shall mean with respect to Lender and each Portfolio, except to the extent that Lending Agent is advised to the contrary by Proper Instruction, any person who is authorized by Lender to give instructions to Lending Agent pursuant to Schedule 1 hereto and any mandates given to Lending Agent hereunder. An Authorized Person shall continue to be so until such time as Lending Agent receives Proper Instructions that any such person is no longer an Authorized Person.

          0 "Borrower" shall mean an entity listed on Appendix 2 hereto other than any entity which Lending Agent shall have been instructed to delete from such list pursuant to

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          Written Instructions and as such Appendix may be amended in accordance with Section 4(b) hereof.

     g) "Business Day" shall have the meaning assigned in the applicable MSLA, including any applicable Addendum or Exhibit thereto and shall, include, as applicable, a New York Business Day and a Foreign Business Day.

     h) "Cash Collateral" shall mean fed funds and such U.S. and non U.S. currencies as may be pledged by a Borrower in connection with a particular Loan.

     i) "Collateral" shall mean the types of collateral acceptable to Lender (and each Portfolio as communicated by Lender to Lending Agent.

     3) "Collateral Account" shall mean, as the case may be, the accounts maintained by Lending Agent with itself, with any Depository or with any Triparty Institution and designated as a Collateral Account for the purpose of holding any one or more of each Portfolio's Collateral, Authorized Investments, and Proceeds in connection with Loans hereunder.

     k) "Collateral Amount" shall have the meaning assigned in Section 5(c) hereof.

     1) "Collateral Requirement" shall have the meaning assigned in Section 5(c) hereof.

     m)   "Custodian" shall have the meaning assigned in Section 1(a) hereof.

     n) "Depository" shall mean: (i) The Depository Trust Company, and any other securities depository or clearing agency (and each of their respective successors and nominees) registered with the U.S. Securities and Exchange Commission or registered with or regulated by the applicable foreign equivalent thereof or otherwise able to act as a securities depository or clearing agency, (ii) any transnational depository, (iii) the Federal Reserve book entry system for the receiving and delivering of U.S. Government Securities, and (iv) any other national system for the central handling of that country's government securities.

     o) "Distributions" shall have the meaning assigned in Section 3 (b) (v) hereof.

     p)   "Dollars" shall have the meaning assigned in Section 5(c) hereof.

     q) "Event of Default" shall have the meaning assigned in Section 5(f) (i) hereof.

     r) "Letter of Credit", to the extent acceptable to Lender and each Portfolio as Collateral in accordance with Appendix 3 hereto, shall have the meaning assigned thereto in the applicable MSLA and be issued by a bank listed on Appendix 4 hereto (as such list may be amended by Lending Agent from time to time on notice to Lender to add one or more banks), other than a bank deleted from such list pursuant to Written Instruction or by Lending Agent.

     s) "Loan" shall mean a loan of Securities hereunder and under the applicable MSLA.


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     t)   "Loan Fee" shall mean the amount payable by a Borrower to Lending
          Agent pursuant to the applicable MSLA in connection with Loans collateralized other than by Cash Collateral.

     u)   "Losses" shall have the meaning assigned in Section 7(a) (i) hereof.

     v) "Market Value" shall have the meaning assigned in Section 7(c)(1) hereof.

     w) "MSLA" shall mean a master securities lending agreement or securities borrowing agreement between Lending Agent and a Borrower, pursuant to which Lending Agent lends securities on behalf of its customers (including Lender acting. on behalf of the Portfolios) from time to time. A copy of Lending Agent's standard forms of MSLA, including (as applicable) the international addendum thereto, are annexed (i) as Appendix 5A in the case of borrowers located in the United States, and
          (ii) as Appendix 5B in the case of borrowers located outside the United States. (Fhe location of each Borrower is indicated in Appendix 2.)

     x) "Non-US. Securities" shall mean Securities other than "U.S. Securities" as defined below, and shall include Global Depositary Receipts.

     y) "Operating Agreement" shall have the meaning assigned in Section 2(b) hereof.

     z) "Oral Instructions" shall have the meaning assigned in Section 10 hereof.

     aa) "Proceeds" shall mean interest, dividends and other payments and Distributions received by Lending Agent in connection with Authorized Investments.

     bb) "Proper Instructions" shall mean Oral Instructions and Written Instructions.

     cc) "Rebate" shall mean the amount payable by Lending Agent on behalf of Lender in respect of the relevant Portfolio to a Borrower in connection with such Portfolio's Loans collateralized by Cash Collateral, which shall be a percentage of the Cash Collateral as agreed by the Borrower and Lending Agent.

     dd)  "Return Date" shall have the meaning assigned in Section 7 c r hereof.

     ee) "Securities" shall mean government securities (including US. Government Securities), equity securities, bonds, debentures, other corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase, or subscribe for the same, or evidencing or representing any other rights or interests therein and held pursuant to the Agreement for Custody.

     ff)  "Term Loan" shall have the meaning assigned in Section 5(h) hereof.

          "Triparty Institution" shall mean a financial institution with which Lending Agent shall have previously entered a triparty agreement among itself, such Triparty Institution and a particular Borrower providing, among other things, for the holding of Collateral in a Collateral Account at such Triparty Institution in Lending Agent's name on behalf of Lending Agent's lending customers and for the substitution of Collateral; provided,


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          however, that any substituted Collateral shall meet the then standards for acceptable Collateral set by Lending Agent.

     hh) "U.S. Government Securities" shall mean book entry securities issued by the U.S. Treasury (as defined in Subpart 0 of Treasury Department Circular No. 300 and any successor provisions) and any other securities issued or fully guaranteed by the United States government or any agency, instrumentality or establishment of the U.S. government, including, without limitation, securities commonly known as "Ginnie Maes," "SallyMaes," "Fannie Maes" and "Freddie Macs".

     i) "U.S. Securities" shall mean Securities issued by an issuer that is organized under the laws of the United States or any State thereof or that are otherwise traded in the United States, and shall include American Depositary Receipts.

     jj) "Written Instructions" shall have the meaning assigned in Section 10 hereof.

Section 2 - Appointment. Authority

     (a) Appointment. Lender hereby appoints Lending Agent as its agent to lend Securities in the Accounts on Lender's (in respect of the Portfolios) behalf on a fully disclosed basis to Borrowers from time to time in accordance with the terms hereof and on such terms and conditions and at such times as Lending Agent shall determine and Lending Agent may exercise all rights and powers provided under any MSLA as may be incidental thereto, and Lending Agent. hereby accepts appointment as such agent and agrees to so act.

     (b) Direction to Custodian. In connection with the appointment of Lending Agent, Lender hereby agrees that it shall direct Custodian, whether pursuant to the operating agreement which Lender (on its behalf and on behalf of the Portfolios), Lending Agent and Custodian shall execute on or after the date hereof ("Operating Agreement") or otherwise to: (1) provide Lending Agent with a report of Securities that are available for Loan and such other reports as Lending Agent may reasonably request from time to time in connection with the performance of its duties hereunder; (2) provide Lending Agent with any password or software reasonably necessary for the delivery of such report and other information that may be reasonably necessary for Lending Agent to perform hereunder and under the Operating Agreement; and (3) accept the direction of Lending Agent with respect to those matters to be performed by Lending Agent under this Lending Agreement and the Operating Agreement that require the action/cooperation of Gast; and (iv) afford to Lending Agent such rights with respect to the Accounts (including but not limited to granting to Lending Agent a power of attorney or such other document to authorize Lending Agent to issue instructions with respect to such Accounts) as Lending Agent may reasonably require to perform hereunder. In respect of the foregoing, Lending Agent shall only transfer Securities to and from the Accounts in accordance with the terms hereof.

     (c) In the event of any conflict or inconsistency between the Operating Agreement and the terms of this Lending Agreement, as between Lender and Lending Agent this Lending Agreement shall govern.

     (d) When giving lending Instructions to Custodian, Lending Agent shall use reasonable efforts to adhere to the transaction cut off times as set out in the Operating Agreement.


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     (e) Authority, Conflicts of Interest. Lender on behalf of itself and each
Portfolio hereby authorizes and empowers Lending Agent to execute in Lender's name and on its behalf and at its risk all agreements and documents as may be necessary to carry out any of the powers herein granted to Lending Agent and, in that regard, Lender shall direct Custodian to afford such reasonable cooperation to Lending Agent as Lending Agent may request. Lender on behalf of itself and each Portfolio grants Lending Agent the authority set forth herein notwithstanding its awareness that Lending Agent: (1) in its individual capacity or acting in a fiduciary capacity for other accounts, may have transactions with the same institutions to which Lending Agent may be lending Securities hereunder, which transactions may give rise to actual or potential conflict of interest situations; and (2) may use EquiLend, a securities lending platform in which Lending Agent has an equity interest (and therefore a financial interest in its success), to transact certain Loans with Borrowers that are EquiLend participants (it being understood that EquiLend will neither act as principal in, nor guarantee, any such Loan). Lending Agent shall not be bound to: (i) account to Lender or any Portfolio for any sum received or profit made by Lending Agent for its own account or the account of any other person or (ii) disclose or refuse to disclose any information or take any other action if the same would or might in Lending Agent's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable with respect to Lending Agent; provided that, in circumstances mentioned in (ii) above, Lending Agent shall promptly inform Lender (on behalf of the relevant Portfolio) of the relevant facts (except where doing so would, or might in Lending Agent's judgment, made in good faith, constitute a breach of any law or regulation or be otherwise actionable as aforesaid).

Section 3 - Representations and Warranties

     (a) Representations of each party. Each party hereto represents and warrants to the other that: (i) it has the power to execute and deliver this Lending Agreement, to enter into the transactions contemplated hereby, and to perform its obligations hereunder, (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Lending Agreement constitutes a legal, valid, and binding obligation enforceable against it; and (iv) the execution, delivery, and performance by it of this Lending Agreement shall at all times comply with all applicable laws and regulations.

     (b) Representations of Lender. Lender represents and warrants to Lending Agent that: (i) this Lending Agreement is, and each Loan shall be, legally and validly entered into, and does not and shall not violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of Lender's charter or bylaws, or any agreement binding on Lender or affecting its property, (h) the person executing this Lending Agreement and all Authorized Persons acting on behalf of Lender has and have been duly and properly authorized to do so; (iii) it is lending Securities as principal and shall not transfer, assign or encumber its interest in, or rights with respect to, any Securities available for Loan hereunder, (iv) it is the beneficial owner of all Securities or otherwise has the right to lend Securities; (v) it is entitled to receive all interest, dividends and other distributions (including, but not limited to, payments made by the depositary in connection with American Depositary Receipts and Global Depositary Receipts ) ("Distributions") made by the issuer with respect thereto; (vi) it is a "qualified investor" within the meaning of Section 3(a)(54) of the Securities Exchange Act of 1934, as amended; and (vii) it has the authority to bind each Portfolio to the obligations assumed by Lender on behalf of each Portfolio hereunder and under each MSLA. Lender shall promptly identify to Lending Agent by notice, which notice may be oral, any Securities that are no longer subject to the representations contained in
(b).


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     (c) Representations of Lender in respect of the MSLAs. Lender further represents and warrants to Lending Agent on behalf of itself and each Portfolio that the representations and warranties to be given by Lending Agent on Lender's behalf as set out in the MSLAs are true and will continue to be true at all times until termination of Lending Agent's authority to act as Lender's agent as provided in this Lending Agreement.

Section 4 - Borrowers

     (a) MSLA. Lender (on its behalf and on behalf of the Portfolios) hereby acknowledges receipt of the forms of MSLA and authorizes Lending Agent to lend Securities in the Account to Borrowers thereunder pursuant to an agreement substantially in the form thereof; it being understood and agreed, however, that Lending Agent may modify the MSLA without Lender's consent to comply with law or regulation.

     (b) Borrowers. Securities may be lent to any Borrower listed in Appendix 2, as such Appendix may be updated from time to time to add new Borrowers and to delete entities that have ceased to - be potential Borrowers. Lending Agent shall provide Lender with notice of each addition of a Borrower to such list. If Lender (on behalf of one or more Portfolios) does not notify Lending Agent in writing, no Loans of Securities shall be made to such potential Borrower on behalf of such Portfolio(s). .

Section 5 - Loans

     (a) Securities to be lent. Lending opportunities. Loan initiation. All Securities of each Portfolio held by Lending Agent that are issued, settled or traded in the markets that have been approved by Lending Agent from time to time for purposes of Lending Agent's discretionary securities lending program shall be subject to the terms hereof. Lending Agent shall seek to assure that each Portfolio receives a fair allocation of lending opportunities vis-a-vis other lenders (which for purposes hereof shall include other Portfolios hereunder), taking into account the demand for and availability of Securities, types of Collateral, eligibility of Borrowers, limitations on investments of Cash Collateral, tax treatment, and similar commercial factors. From time to time, Lending Agent may lend to Borrowers Securities held in the Account (except Securities that Lender, on behalf of one or more Portfolios, has notified to Lending Agent are unavailable or Securities that are no longer subject to the representations set forth in Section 3) and shall deliver such Securities against receipt of Collateral in accordance with the applicable MSLA. Lending Agent shall have the right to decline to make any Loans to any Borrower and to discontinue lending to any Borrower in its sole discretion and without notice to Lender or any Portfolio. With respect to Loans of U.S. Securities, at the inception of a Loan Lending Agent shall advise Custodian of the Loan, accept delivery of such Securities from Custodian and then transmit the same to Borrower. With respect to Loans of non-US. Securities, Lending Agent shall instruct Custodian to deliver the same directly to the Borrower thereof or, with respect to certain types of non US. Securities as the same shall be identified in writing by Lending Agent to Lender and Custodian from time to time, instruct Custodian to make such other arrangements as the patties may agree in writing from time to time.

     (b) Receipt of Collateral. Collateral substitution. For each Loan, Lending Agent shall receive and hold Letters of Credit received as Collateral and Lending Agent or a Triparty Institution shall receive and hold all other Collateral for the relevant Portfolio required by the


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applicable MSLA in a Collateral Account, and Lending Agent is hereby authorized and directed, without obtaining any further approval from Lender (or any Portfolio), to invest and reinvest all or substantially all Cash Collateral. A given Loan may be collateralized by more than one type of Collateral. Lending Agent shall credit, or where applicable shall have a Triparty Institution credit, all Collateral, Authorized Investments and Proceeds to a Collateral Account for the relevant Portfolio and Lending Agent shall mark its books and records to identify the relevant Portfolio's interest therein, it being understood, however, that all monies credited to a Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities on whose behalf Lending Agent may act. Lending Agent may, in its sole discretion, liquidate any Authorized Investment and credit the net proceeds to a Collateral Account. Lending Agent shall accept substitutions of Collateral in accordance with the applicable MSLA, and shall credit, or where applicable shall have a Triparty Institution credit, all such substitutions to a Collateral Account for the relevant Portfolio. With respect to non-U.S. Securities: (a) at the inception of a Loan, Lending Agent shall advise Custodian of Lending Agent's receipt of the applicable Collateral (which advice shall authorize Custodian to deliver the Securities to be lent to the Borrower); provided that, with respect to non-US. Securities, if any, as to which Custodian receives Collateral directly, no such notice from Lending Agent need be given.

     (c) Mark to market procedures. (i) Lending Agent shall require initial Collateral for a Loan in an amount determined by applying the then applicable "Collateral Requirement" (as defined below) to the Market Value of the Security that is the subject of the Loan together with, in the case of fixed income Securities, any accrued but unpaid interest thereon. The "Collateral Requirement" with respect to a given Security shall be an amount equal to the then applicable percentage (currently 102% where securities and the collateral therefor are denominated in the same currency, and 105% for all other securities) of the Market Value of the Security which is the subject of a Loan as determined as of the close of trading on the preceding Business Day.

     ())A) With respect to each Loan of Securities denominated in U.S. dollars ("Dollars") or where the Securities on Loan and the Collateral therefore are denominated in the same currency if, and only if, the Market Value of the Collateral held by Lending Agent on behalf of (in respect of the relevant Portfolio) Lender for such Loan on any Business Day is less than the Market Value of the Securities which are the subject of such Loan (together with accrued but unpaid interest in the case of fixed income Securities), Lending Agent shall demand on behalf of Lender (in respect of the relevant Portfolio) that the Borrower, deliver additional Collateral in accordance with the applicable MSLA. Such additional Collateral demanded, together with the Collateral then held by Lending Agent on behalf of Lender (in respect of the relevant Portfolio) for such Loan, shall be not less than the applicable Collateral Requirement. (B) With respect to all other loans of Securities (i.e. where the Security on Loan and the Collateral are in different currencies), if, and only if, the Market Value of the Collateral held in the aggregate for all Loans of a given Security to a given Borrower from all lenders (including Lender) falls below the aggregate amount ("Collateral Amount") determined by applying the applicable Collateral Requirement to all Loans of such Security (together with accrued but unpaid interest in the case of fixed income Securities), then Lending Agent shall demand on behalf of Lender (in respect of the relevant Portfolio) that Borrower deliver additional Collateral in accordance with the applicable MSLA so as to meet the Collateral Amount. In respect of these Sections 5 (c) (u) (A) and (B), additional Collateral shall not be demanded to the extent that a Collateral shortfall is on account of a diminution in the Market Value of Authorized Investments.


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     (iii) Where market convention does not permit marking to at least the amounts indicated above, the foregoing procedures shall to that extent not apply and marking shall be in accordance with such convention. As of the date hereof, the only conventions requiring such a deviation are that: (x) with respect to Securities such as US. Treasury strips and bills, where the market functions so as to not allow for the sale of such Securities at greater than par, the Collateral Requirement shall equal the lesser of 100% of the par value of the Security or 102% of its Market Value; and (y) the Collateral Requirement for Loans of Japanese Government Securities made against Yen denominated Collateral is 100%. Lending Agent shall advise Lender of any other such deviations. The Market Value of certain Securities (including, without limitation, U.S. Government Securities), whether on Loan or received as Collateral, may be determined on a same day basis by reference to recognized pricing services.

     (iv) Lending Agent may from time to time establish de minimis guidelines with respect to Collateral pursuant to which a mark would not be made even where otherwise required hereunder.

     (v) At the termination of a Loan of non-US. Securities, Lending Agent shall not release Collateral back to the Borrower until after having been notified by Custodian that the Securities on Loan have been returned; provided that, with respect to non-US. Securities, if any, as to which Lending Agent receives the Securities on Loan directly, no such notice by Custodian need be given.

     (d) Changes in procedures applicable to Collateral. The Collateral procedures set forth in Sections 5(b)-(c) above reflect Lending Agent's current practice and may be changed by Lending Agent from time to time based on general market conditions (including volatility of Securities on Loan and of securities Collateral), the Market Value of Securities on Loan to a given Borrower, and in accordance with general market practice and regulatory requirements. Lending Agent shall notify Lender of material revisions to the foregoing procedures.

     (e) Investment of Cash Collateral. (i) Lending Agent is hereby authorized to invest and reinvest Cash Collateral in accordance with the investment guidelines annexed hereto as Appendix 1. (ii) Authorized Investments are made for the account of, and at the sole risk of, the lending Portfolio. In that connection, Lender, on behalf of the lending Portfolio, shall pay to Lending Agent on demand in cash an amount equal to any deficiency in the amount of Collateral available for return to a Borrower pursuant to the applicable MSLA. Lending Agent is authorized to select brokers and dealers for the execution of trades in connection with the investment and reinvestment of Cash Collateral, which broker or dealer may be an Affiliate of Lending Agent provided that a competitive execution price is obtained.

     (f) Distributions and Voting Rights.

     (i) Lending Agent shall pay to Custodian on payable date for the benefit of the relevant Portfolio the amount of all cash Distributions (but for purposes of this Section 5(f) and of Section 7(b) hereof, the term "cash Distributions" shall not include any principal payment, whether paid upon the maturity of any debt Security or prior to its maturity) with respect to Securities on Loan over their record date that the relevant Portfolio would have received if such Securities had been held by Lending Agent under the Operating Agreement between Lender, Custodian and Lending Agent (acting as custodian), dated November 8, 2005 had such Securities not been on Loan over record date; provided, that with respect to Non-U.S. Securities, Lending Agent's obligation to credit the Account shall extend only to record dates (and Distributions made during the period of the relevant Loan) up to and including the date of any "Event of Default" (as


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defined in the applicable MSLA). To the extent that cash Distributions are not delivered to Lending Agent by Borrower and Lending Agent has so credited the Account with such Distributions, Lending Agent shall be subrogated to the relevant Portfolio's rights against Borrower as provided in Section 7(d). In connection with the foregoing, Lender, on behalf of the relevant Portfolio, shall promptly return any amount so credited upon oral or written notification from Lending Agent that such amount: (a) has not been paid by the issuer of the Securities or the paying agent therefore (as applicable) in the ordinary course of business, (b) was incorrectly credited or (c) was not received from Custodian (in those cases, if any, where the same was to be received by Lending Agent from Custodian). If Lender, on behalf of the relevant Portfolio, does not promptly return any amount upon such notification, Lending Agent shall be entitled, upon oral or written notification to Lender of the amount in question, to instruct Custodian to debit any such amount from the affected Account(s) and remit the same to Lending Agent and Lender hereby agrees that it shall, promptly upon the execution of this Lending Agreement, issue a standing instruction to Custodian to accept any such duly authorized instructions from Lending Agent. In the event that Custodian fails to so deliver any such amount, until such time as Lending Agent has recovered the full amount of the same, Lending Agent (regardless of anything that may be provided to the contrary in Section 8 hereof) shall have the right to retain a fee equal to 100% of the earnings and Loan Fees on Loans made by the affected Account(s) as an offset against such amounts.

     (ii) (A) Any non-cash Distribution which is in the nature of a stock split or a stock dividend shall be added to the existing Loan to which such dividend relates as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof and the applicable MSLA. (B) Any non-cash Distribution which is in the nature of warrants or rights to purchase shares made with respect to any Securities on Loan shall be deemed to be a new Loan made by Lender, on behalf of the relevant Portfolio, to Borrower (and shall be considered to constitute Securities on Loan) as of the date such non-cash Distribution is payable and shall be subject to the provisions hereof; provided that Lender, on behalf of such Portfolio, may, by giving Lending Agent ten (10) Business Days' notice prior to the date of such non-cash Distribution (or such different amount of time as Lending Agent may from time to time require on advice to Lender), direct Lending Agent to request that the Borrower deliver such non-cash Distribution to Lending Agent pursuant to the applicable MSLA, in which case Lending Agent shall forward such non-cash Distribution to Custodian for credit to the relevant Portfolio's Account. (Q If, despite (A) and (B) Lender requests that Lending Agent instruct the Borrower to deliver a non-cash Distribution on its payable date, and Borrower fails so to deliver the non-cash Distribution, the indemnity provisions and corresponding subrogation rights set forth in Section 7 shall apply. Instructions with respect to voluntary corporate actions on Securities on Loan shall be handled as set forth in the Operating Agreement. In connection with, the foregoing, it is understood and agreed that Lender shall instruct Custodian to pay to Lending Agent sufficient subscription funds in relation to corporate action events instructed by Lender (as and when needed) and that where such funds are received after the applicable Lending Agent cut-off time, Lending Agent shall use reasonable efforts to subscribe on Lender's behalf, but shall have no obligation to advance funds for such purpose. If, notwithstanding such reasonable efforts Lending Agent is unable to subscribe on Lender's behalf, Lending Agent shall promptly return the subscription funds to Custodian for the Lender's account.

     (iiii) During the term of any Loan, Lending Agent shall permit the Securities on Loan to be transferred into the name of and be voted by the Borrower or others. A lending Portfolio shall not be entitled to participate in any dividend reinvestment program with respect to Securities that are


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eligible for Loan (whether or not actually on Loan) as of the applicable record date for such Securities.

     (g) Advances, overdrafts and indebtedness. Security Interest. Lending Agent may, in its sole discretion, advance funds on behalf of a Portfolio in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled pursuant to the applicable MSLA. Lender, on behalf of the relevant Portfolio, shall repay Lending Agent on demand the amount of any advance or any other amount owed by such Portfolio hereunder. Any such advance shall bear interest at the rate customarily charged by Lending Agent for such advances at the time such advance is made. In order to secure repayment of any advance or other indebtedness of a Portfolio to Lending Agent arising hereunder, Lending Agent shall have a continuing lien and security interest in and to all assets now or hereafter held in the relevant Portfolio's Account (and Lender and the relevant Portfolio shall take such steps as Lending Agent may require to perfect such interest, including directing Custodian to enter into an account control agreement in favor of Lending Agent) and any Collateral Account (to which Lender, on behalf of the relevant Portfolio, is entitled hereunder) and any other property at any time held by it for the benefit of Lender, on behalf of the relevant Portfolio, or in which Lender, on behalf of the relevant Portfolio, may have an interest which is then in Lending Agent's possession or control or in the possession or control of any third party acting on Lending Agent's behalf. In this regard, Lending Agent shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the New York Uniform Commercial Code and/or any other applicable laws and/or regulations as then in effect.

     (h) Termination of a Loan. (i) Loans shall generally be terminable on demand. With the prior approval of Lender, , on behalf of the relevant Portfolio, however, Loans may be made on the basis of a reasonably anticipated termination date ("Term Loan") and without providing for the right of substitution of equivalent securities. Termination of a Term Loan prior to its anticipated termination date by either Lender, on behalf of the relevant Portfolio, or Borrower may result in the terminating party having to pay the non-terminating party damages based on the cost of obtaining a replacement loan.
(ii) Lending Agent shall terminate any Loan of Securities to a Borrower as soon as practicable after: (A) receipt by Lending Agent of a notice of termination of the respective MSLA; (B) receipt by Lending Agent of Written Instructions directing it to terminate a than; (Q receipt by Lending Agent of Written Instructions instructing it to delete from Appendix 2 the Borrower to which such Loan was made; (D) receipt by Lending Agent of Written Instructions advising that the Security subject to a Loan is no longer subject to the representations contained in Section 3 hereof; (E) receipt by Lending Agent of notice advising that an Event of Default has occurred and is continuing beyond any applicable grace period; (F) whenever Lending Agent, in its sole discretion, elects to terminate such Loan other than a Term Loan; or (G) termination hereof. (iii) Lender, on behalf of the relevant Portfolio, acknowledges that (1) termination hereof may result in the termination of certain Authorized Investments prior to their maturity which, in turn, may result in losses being realized in such Authorized Investments; and (2) any such losses shall be for the account and sole risk of the relevant Portfolio. (iv) ) In regard to a Loan being terminated, Lending Agent shall instruct the Borrower to return U.S. Securities to Lending Agent, and Lending Agent shall then deliver such Securities to Custodian. With respect to non-U.S, Securities, Lending Agent shall instruct the Borrower to return the same directly to Custodian; provided that, with respect to certain types of non U.S. Securities as the same shall be identified by Lending Agent to Lender, on behalf of the relevant Portfolio, from time to time in writing, Lending Agent shall instruct the Borrower to deliver such Securities in accordance with Lending Agent's instructions.

     (i) Sale of a Security on Loan. Lender, on behalf of the relevant Portfolio, shall advise Lending Agent of the sale of Securities on Loan no later than the sale date or such earlier date as may be specified in the Operating Agreement. Lending Agent shall not be liable for any failures occurring on a settlement date for sale of Securities if timely notice is not given by Lender as provided in the preceding sentence, and shall not be liable in any event (except as provided in Section 7) for failure of a Borrower to return Securities on Loan in a timely fashion.

     6) Recordkeeping and Reports. Lending Agent shall establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom. Lending Agent shall provide Lender, on behalf of the relevant Portfolio, with a monthly statement describing the Loans made during the preceding month, the investments made with cash collateral, and the income derived from Loans, during the period covered by such statement. (In connection with the foregoing, Securities constituting Authorized Investments shall be valued based on their amortized cost.) A party shall comply with reasonable requests of the other party for information necessary to the requester's performance of its duties hereunder. Lending Agent shall provide Lender or Custodian,, on behalf of the relevant Portfolio, daily loan information including assets lent and such other information as Lender shall reasonably request.

Section 6 - Default by Borrower

     (i) Lending Agent may assume (unless it has actual knowledge to the contrary) that any representations made by a Borrower in connection with any Loan are true, that no event which is or may become an Event of Default has occurred and that a Borrower has complied with its obligations under the applicable MSLA. Subject to Sections 5(f)(-(i) and 7(b)-(c) hereof, Lending Agent shall have no responsibility for any breach of any obligation by any Borrower under or in connection with any MSLA or Loan. Lending Agent shall have no responsibility for the accuracy or completeness of any information supplied by any Borrower. Lending Agent shall not be liable as a result of taking or omitting to take any action, provided that Lending Agent shall have carried out its responsibilities hereunder in good faith. (ii) If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons other than relating to the solvency of the Borrower, Lending Agent shall take whatever action it deems appropriate in accordance with general market practice and Lending Agent's reasonable judgment, including, but not necessarily limited to, claiming compensation from such Borrower on behalf of Lender (and the relevant Portfolio) in the event a trade, on behalf of the relevant Portfolio, executed by Lender fails on account of such Borrower's failure timely to have returned Securities on Loan or, where Lending Agent deems it necessary, such other action as may be permitted by the applicable MSLA. (m~ If any Borrower with respect to any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan when due thereunder for reasons relating to the solvency of the Borrower, Lending Agent shall then, in addition to taking whatever action may be required by Section 7(c) hereof, take such action as its deems appropriate in accordance with Lending Agent's reasonable judgment under the applicable MSLA.

Section 7 - Liabilities. Indemnification

     (a) Liabilities,. (i) Except as provided in Sections 5(f)(i)-(i) and 7(b)-(c) hereof, Lending Agent shall not be liable for any costs, expenses, damages, losses, liabilities or claims (including attorneys' and accountants' fees) (collectively "Losses") incurred by Lender and any Portfolio, except those costs, expenses, damages, liabilities and claims arising out of the negligence, bad faith or willful misconduct of Lending Agent. Lending Agent shall have no obligation hereunder for Losses which are sustained or incurred by Lender or any Portfolio by reason of any action or inaction by any pricing service, any Depository or a Triparty Institution or their respective successors or nominees. In no event shall Lending Agent be liable for indirect or consequential Losses (including, but not limited to, lost profits and loss of business), arising hereunder or in connection herewith, even if previously informed of the possibility of such damages and regardless of the form of action.

     (u) Except for any costs or expenses incurred by Lending Agent in performing its obligations pursuant to Sections 5 (f)(i)- (ii) and 7(b)-(c) hereof and ordinary operating expenses incurred by Lending Agent in providing services hereunder, Lender shall indemnify Lending Agent and hold it harmless from and against any and all Losses which Lending Agent may sustain or incur or which may be asserted against Lending Agent by reason of or as a result of any action taken or omitted by Lending Agent in connection with operating hereunder or under the Operating Agreement or in enforcing Lender's (or a relevant Portfolio's) rights under the

-

applicable MSLA, other than those Losses arising out of the negligence, bad faith or willful misconduct of Lending Agent. The foregoing indemnity shall be a continuing obligation of Lender and the relevant Portfolio, its successors and assigns, notwithstanding the termination of any Loans hereunder or of this Lending Agreement. Lending Agent may issue debit instructions against the relevant Portfolio's Account for any amounts to which it is entitled hereunder, and Lender (on behalf of the relevant Portfolio) shall instruct Custodian to accept any such instructions. Lender (on behalf of the relevant Portfolio) shall be entitled to an accounting of all amounts so debited. Actions taken or omitted in reliance upon Proper Instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Lending Agent, in good faith, to be genuine or bearing the signature of a person or persons believed, in good faith, to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

     (iii) Lending Agent shall be entitled to rely on, and may act upon, the advice of reputable professional advisers in relation to matters of law, regulation or market practice (which may be professional advisers of Lender or a Portfolio) and that relate to the provision of securities lending services, and shall not be liable to Lender or any Portfolio for any action taken or omitted pursuant to such advice.

     (iv) Lending Agent shall have no liability for Losses that Lender or any Portfolio may suffer or incur, caused by an act of God, fire, flood, civil disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de :are or de facto), legal constraint, malfunction of equipment or software (except to the extent such malfunction is primarily attributable to Lending Agents negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, inability to access collateral held at a Tri-Party Institution or Depository or any cause beyond the reasonable control of Lending Agent.

     (v) Notwithstanding anything in this Lending Agreement that may be to the contrary, any amount or obligation owed by Lender under this Lending Agreement or otherwise with respect to any Loan hereunder or otherwise shall only be paid out of the assets of the particular Portfolio making such Loan.

     (b) Indemnification of the relevant Portfolio in respect of Distributions. If the Borrower in respect of any Loan effected pursuant hereto and pursuant to the applicable MSLA fails to deliver any non-cash Distributions with respect to Securities on Loan as and when requested to do so by Lending Agent as provided in Section 5 (f) (ii) (C) hereof, Lending Agent shall with respect to: (x) US. Securities at its option, credit such non-cash Distribution or an amount equivalent thereto to the relevant Portfolio's Account on the date it is due, and (y) Non US. Securities, for any non-cash Distributions made during the period of the relevant Loan (up to and including the date of any Event of Default) or for any non-cash Distributions for which the record date occurs on or before the date of any Event of Default, Lending Agent shall, at its option, either (i) purchase for the relevant Portfolio's Account replacement securities (of an equal amount of the same issue, class, type or series as the Distribution) on the principal market in which such securities are traded or
(ii) credit the Account with the Market Value in Dollars of such Distributions on the due date as determined by Lending Agent in good faith. The foregoing shall, subject to Sections 7(c)(iii) and 7(d) hereof, be at Lending Agent's expense.

     (c) Indemnification of the relevant Portfolio in respect of Securities.

     (i) U.S. Securities. If the Borrower in respect of any Loan of US. Securities effected pursuant hereto and pursuant to the applicable MSLA fails to return any Securities on Loan to Lending Agent for the relevant Portfolio's Account when due thereunder, which is the date an Event of Default shall have occurred under the applicable MSLA (the "Return Date"), then Lending Agent shall, at its expense, but subject to Sections 7(c) (iii) and 7(d) hereof, deposit replacement Securities of the same issue, type, class and series to the relevant Portfolio's Account, as soon as practicable. If Lending Agent is unable to obtain replacement Securities, Lending Agent shall, at its expense, but subject to Sections 7(c)(iii), 7(d) and 11 hereof, credit the relevant Portfolio's Account in Dollars with the Market Value of such Securities on Loan on the credit date.

     (ii) Non U.S. Securities. If the Borrower in respect of any Loan of Non-U.S. Securities effected pursuant hereto and pursuant to the applicable MSLA fails to return any such Securities on Loan to Lending Agent for the relevant Portfolio's Account on the Return Date, Lending Agent shall, at Lending Agent's sole election and at its expense, but subject to Sections 7(c)(1), 7(d) and 11 hereof and to Lending Agent not being responsible to compensate the relevant Portfolio (or Lender) for any increase in the Market Value of such Non U.S. Securities after the Return Date, as soon as practicable, either (x) deposit replacement Securities of the same issue, type, class and series to the relevant Portfolio's Account as the Securities on Loan up to the Market Value of such Securities determined as of the Return Date or (y) credit the relevant Portfolio's Account, in Dollars, with the Market Value of the Securities on Loan determined as of the Return Date.

     (iii) Market Value; Loss in Value of Cash Collateral Investments and Letters of Credit In connection with Sections 7(b) and 7(c) (R)- (ii) above, "fit Value" shall: (3) be determined by Lending Agent in accordance with the applicable MSLA, including the computation of Dollar equivalents where Securities on Loan and/or Collateral (and Proceeds) are denominated in a currency other than Dollars; and (z) in the case of fixed income Securities, include any accrued but unpaid interest thereon. If the Market Value of Authorized Investments on a credit date or a Return Date is less than that which is required to purchase replacement securities (and non-cash Distributions) or to credit the relevant Portfolio's Account with the Market Value in Dollars of the Securities on Loan (and non-cash Distributions) as a result of a decrease in the Market Value of such Authorized Investments, Lending Agent shall not be responsible for that decrease and shall deposit replacement securities or credit the relevant Portfolio's Account, with the Market Value of such Securities on Loan only to an amount net of the decrease in Market Value of Authorized Investments. With respect to and to the extent that a Loan is made against Letter of Credit Collateral, in the event of a default by both the issuer of the Letter of Credit and the Borrower, Lending Agent shall not be responsible for any resulting decrease in the Market Value of such Letter of Credit Collateral or have any obligation to either contribute to or otherwise provide for any resulting Collateral deficiency.

     (d) Subrogation.. If Lending Agent makes a payment or a purchase pursuant to Sections 5(f), 7(b) or 7(c) Lending Agent shall, to the extent of such payment or purchase, be subrogated to, and Lender shall assign and be deemed to have assigned to Lending Agent, all of its rights in, to and against the Borrower (and any guarantor thereof) in respect of such Loan, any Collateral pledged by the Borrower in respect of such Loan (including any Letters of Credit and the issuers thereof), and all proceeds of such Collateral. In the event that Lender or a relevant Portfolio receives or is credited with any payment, benefit or value from or on behalf of the Borrower in respect of rights to which Lending Agent is subrogated as provided herein, Lender, on behalf of the relevant Portfolio, shall promptly remit or pay to Lending Agent the same (or its Dollar equivalent).

Section 8 - Lending Agent Compensation.

     (i) In connection with each Loan hereunder, Lender for itself and on behalf of each Portfolio hereby authorizes Lending Agent to retain a fee equal to: (A) 30% of earnings (less any Rebate paid by Lending Agent to a Borrower) derived from Authorized Investments in connection with each Portfolio's Loans of US. Securities collateralized by cash; (B)30% of earnings (less any Rebate paid by Lending Agent to a Borrower) derived from Authorized Investments in connection with each Portfolio's Loans of Non U.S. Securities collateralized by cash; (Q 30% of any Loan Fee paid or payable by the Borrower in connection with each Portfolio's Loans of US. Securities not collateralized by cash; and (D) 30% of any Loan Fee paid or payable by the Borrower in connection with each Portfolio's Loans of Non-U.S. Securities not collateralized by cash. (ii) The fee payable to Lending Agent for services perfoared pursuant to Section 5(e) hereof shall be equal to 0% of the amount of the Cash Collateral used to make outstanding Authorized Investments. Fees shall be accrued or charged daily, as appropriate, and shall be payable monthly in arrears. (iii) Lending Agent may retain its share of earnings under Section 8(i) and its earnings under 8(h) hereof and shall credit Lender, on behalf of the relevant Portfolio, monthly with the Portfolio's share of earnings under Section 8(i). Lending Agent may charge reasonable expenses incurred by Lending Agent hereunder and any other amounts owed by Lender for itself and on behalf of the relevant Portfolio hereunder against the relevant Portfolio's Account and/or a Collateral Account.

Section 9 Taxes

     (a) Tax Filings. Lender shall be responsible for all filings, tax returns and reports on any Loans undertaken by Lending Agent on Lender's behalf which are to be made to any authority whether governmental or otherwise and for the payment of all unpaid calls, taxes (including, without limitation, any value added tax), imposts, levies or duties due on any principal or interest, or any other liability or payment arising out of or in connection with any Securities or any Collateral, and insofar as Lending Agent is under any obligation (whether of a governmental nature or otherwise) to pay the same on Lender's behalf, Lender shall instruct Custodian to deliver to Lending Agent sufficient funds in order for Lending Agent to do so and shall indemnify and hold harmless Lending Agent for any such amounts paid by Lending Agent and as to which Custodian fails to make such delivery.

     (b) Tax Treatment. Lender acknowledges that: (i) the tax treatment of the payments made by a Borrower to Lender in lieu of Distributions (including, by way of illustration and not of limitation, with respect to any dividends received deduction and amounts paid by the depositary on American Depositary Receipts and Global Depositary Receipts) may differ from the tax treatment of the Distribution to which such payments relate; and (ii) it has made its own determination as to the tax treatment of any Loan made pursuant hereto, of any in lieu of payments made by a Borrower and of any remuneration and any other amounts that may be received by it hereunder.

Section 10 - Instructions

     (a)(i) Written Instructions. "Written Instructions" shall mean written communications actually received by Lending Agent from an Authorized Person or from a person reasonably believed by Lending Agent to be an Authorized Person by letter, memorandum, telegram, cable, telex, telecopy facsimile, computer, video
(CR1) terminal or other on-line system, or any other method reasonably acceptable to Lending Agent and whereby Lending Agent is able to verify with a reasonable degree of certainty the identity of the sender of such communications or which communications are transmitted with proper testing or authentication pursuant to terms and conditions which Lending Agent may specify. (ii) Oral Instructions. "Oral Instructions" shall mean oral communications actually received by Lending Agent from an Authorized Person or from a person reasonably believed by Lending Agent to be an Authorized Person. Oral Instructions shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Lender shall hold Lending Agent harmless for the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the Oral Instructions received. Lender shall be responsible for safeguarding any test keys, identification codes or other security devices which Lending Agent may make available to Lender or its Authorized Persons. (iii) Unless otherwise agreed, Lending Agent shall deliver lending Instructions to Oistodian by SWIFT MT 54 (x) series, or, on an exceptional basis, SWIFT MT 599. To the extent that Lending Agent is unable to deliver lending instructions via SWIFT, Lender shall assure that Custodian shall accept lending Instructions via telefax.

     (b) Continuing effect of Proper Instructions. Unless otherwise expressly provided, all Proper Instructions shall continue in full force and effect until canceled or superseded.

Section 11- Pricing Services

     Lending Agent may use any pricing service referred to in an applicable MSLA and any other recognized pricing service (including itself and any of its Affiliates) in order to perform its valuation responsibilities with respect to Securities, Collateral and Authorized Investments, and Lender shall hold Lending Agent harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing service.

Section 12 - Termination

     This Lending Agreement may be terminated at any time by either party upon delivery to the other party of notice specifying the date of such termination, which shall be not less than 30 days after the date of receipt of such notice. Notwithstanding any such notice, this Lending Agreement shall continue in full force and effect with respect to all Loans outstanding on the termination date, which Loans shall, however, be terminated as soon as reasonably practicable.

Section 13 - Miscellaneous

     (a) Legal proceedings,. Lending Agent may refrain from bringing any legal action or proceeding arising out of or in connection with any Loan until it shall have received such security as it may require for all costs, expenses (including legal fees) and liabilities which it shall or may expend or incur in relation thereto.

     (b) Integration. Lending Agreement to Govern. Assignment. This Lending Agreement, together with the Operating Agreement, contains the complete agreement among the parties with respect to the subject matter hereof and supersede and replace any previously made proposals, representations, warranties or agreements with respect thereto by the parties. As between Lender and Lending Agent, in the event of any conflict between this Lending Agreement and the Operating Agreement, this Lending Agreement shall govern. This Lending Agreement shall be binding on each of the parties' successors and assigns, but neither party shall assign its rights and obligations under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

     (c) Notices. Unless expressly provided herein to the contrary, notices hereunder shall be in writing, and delivered by telecopier, overnight express mail, first-class postage prepaid, delivered personally or by receipted courier service. All such notices which are mailed shall be deemed delivered upon receipt. Notices shall be addressed as follows (or to, such other address as a party may from time to time, designate on notice duly given in accordance with this Section): notices to Lending Agent shall be addressed to it at 4 New York Plaza, New York, New York, 10004, Attention: Global Securities Lending; notices to be given to Lender shall be addressed to it at its offices at 100 Summer Street, 15th Floor, Boston MA, 02110, Ann: Curtis Barnes

     (d) Amendments. Waiver. This Lending Agreement may be modified only by a written amendment signed by both parties, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the party to be charged.

     (e) Governing Law. Consent to Jurisdiction. Waiver of Jury Trial. Waiver of Immunity. THIS LENDING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF TUE STATE OF NEW YORK, without regard to the conflict of laws principles thereof other than the choice of law and forum provisions contained in New York General Obligations Law Sections 5-1401 and 5-1402, respectively, and shall be binding on Bank's and Lender's respective successors and permitted assigns. Bank and Lender each hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder and Lender hereby waives any claim of forum non cnnzeniens to the extent that it may lawfully do so. Bank and Lender hereby voluntarily, irrevocably, and unconditionally waive any right to have *a jury participate in resolving any dispute, whether arising in contract, tort, or otherwise, between them arising in connection with, related to, or incidental to the relationship established between the Bank and Lender in connection with this Agreement, or any other agreement or document executed or delivered in connection herewith or the transactions related hereto. To the extent that in any jurisdiction lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Lender irrevocably shall not claim, and it hereby waives, such immunity.

     (f) Counterparts. Headings. This Lending Agreement may be executed in several counterparts, each one of which shall constitute an original, and all collectively shall constitute but one instrument. The headings of the Sections hereof are included for convenience of reference only and do not form part of this Lending Agreement.

     (g) Severability. Any provisions hereof which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Disclosure of Account Information. It is understood and agreed that the Lending Agent is authorized to supply any information regarding the Account which is required by any law or governmental regulation now or hereafter in effect. In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specfic purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in correction with this Agreement, to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

     (h) Identity of Adviser. If Lender is a registered investment company, the name of the investment adviser (and subadvisers, if any), to Lender is ________ Trustmark Investment Advisors, Inc. _________________. Lender shall promptly notify Bank of any change in the identity of any of the foregoing.

     IN WITNESS WHEREOF, the parties have executed this Lending Agreement as of the date first above-written.

The Performance Funds Trust             JPMORGAN CHASE BANK, N.A.


By: /s/ Duane A. Dewey                  By: /s/ JOHN M. GAUDIOSO
    ---------------------------------       ------------------------------------
Name: Duane A. Dewey                    Name: JOHN M. GAUDIOSO
Title: President                        Title: VICE PRESIDENT